CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 85 to the Registration Statement on Form N-1A (the "Registration Statement") of our reports dated January 21, 2003, relating to the financial statements and financial highlights appearing in the December 31, 2002 Annual Reports to Shareholders of the T. Rowe Price International Bond Fund and T. Rowe Price Emerging Markets Bond Fund (two of the funds comprising T. Rowe Price International Funds, Inc.), which are incorporated by referenced into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the heading "Independent Accountants" in the Statement of Additional Information.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
April 23, 2003